Exhibit 99.1

FOR IMMEDIATE RELEASE

Beeline Holdings Reports Q1 2025 Results: First Quarter as Public Company Highlights AI-Led Growth, Record Originations, and Transformational Fintech Expansion

Providence, RI – May 20, 2025 – Beeline Holdings, Inc. (NASDAQ: BLNE), a fintech-focused mortgage and title company, today announced financial results for the first quarter ended March 31, 2025.

Q1 2025 Highlights

●	Breakout debut quarter as a newly public company, with Beeline repositioned as a next-gen AI-powered mortgage lender and title agent

●	Loan originations increased 38% year-over-year, outpacing industry growth (~9%) with April performance believed to be best in three years, signaling momentum despite macro headwinds

●	AI-mortgage agent “Bob 2.0” drove 6x lead conversion and 8x full application volume—at near-zero marginal cost—validating Beeline’s proprietary automation strategy

●	Workflow engine Hive & Task based model reduced closing timelines to 14–21 days, approximately twice as fast as traditional lenders

●	Expanded distribution through key partnerships, including RedAwning, Rabbu, CredEvolv, and

●	MagicBlocks has 16 clients in Beta and BlinkQC is out of Beta and Live in Beeline’s production eliminating third party QC costs.

●	Reduced debt by $2 million

●	Development of a new equity product with features exclusive to Beeline.

●	Early-stage net loss aligned with growth investments; company targets operating leverage as loan volume and platform efficiencies scale.

A Foundational Quarter for Beeline

“Q1 marked our first as a public company and showed the full power of our AI-driven platform taking hold,” said Nick Liuzza, Co-Founder and CEO of Beeline Holdings. “Despite continued market challenges, our performance validates the core strengths of our business and lays the groundwork for transformational growth. We’re especially excited about our upcoming equity product launch, which is interest-rate neutral and designed to unlock liquidity in a constrained housing market.”

Financial Performance

Beeline reported total net revenues of $1.8 million in Q1 2025 with over 70% of revenue driven by mortgage and title operations, including $1.0 million in lending revenue and $0.4 million in title revenue; the remaining $0.4 million came from its legacy spirits business. Mortgage-related metrics showed strong year-over-year growth, with the average loan amount up 24%, revenue per loan up 28%, and title revenue up 93%. Operating expenses totaled $6.8 million, including $2.3 million in salaries and benefits, $1.2 million in professional fees (primarily non-recurring costs), $0.6 million in marketing, and $0.8 million in depreciation and amortization. The company reported an operating loss of $4.9 million and a net loss from continuing operations of $6.9 million, which includes $1.9 million in interest expense.

In Q1 2025, Beeline Financial Holdings originated $39.8 million in residential mortgage loans, generating $1.4 million in revenue and reporting a net loss of $2.3 million.

As of quarter-end, Beeline had $1.5 million in cash and approximately $0.5 million in available warehouse line capacity. Following the close of Q1, the company completed additional equity raises. During the quarter, it used $1.5 million in operating cash, generated $1.8 million from net financing activities, and ended with a net cash increase of $0.3 million.

Looking ahead, Beeline plans to launch its interest-rate neutral equity product in the third quarter, supported by a stablecoin partner. This new offering is designed to fund real estate transactions outside of traditional mortgage channels, expanding access to capital and enabling greater market participation.

The company also expects to announce new strategic partnerships and continue advancing its SaaS innovation initiatives through Beeline Labs. These efforts are aimed at enhancing the customer experience and expanding the company’s reach across the real estate and fintech ecosystems.

In parallel, Beeline will remain focused on reducing losses and moving toward sustainable profitability, while continuing to invest in its core technology and customer acquisition infrastructure.

“We’ve built the foundation for a scalable, AI-first fintech mortgage platform with accelerating performance,” said CFO Chris Moe. “While early-stage losses are expected, we believe Q1 reflects the beginning of a structural transformation in both our financial profile and market position.”

About Beeline Holdings, Inc.

Beeline Holdings is a technology-forward mortgage and title platform designed to simplify home financing for a new generation of buyers. By combining AI, automation, and modern UX, Beeline offers faster, more accessible, and more transparent home loan experiences for real estate investors and primary homebuyers alike. For more, visit www.makeabeeline.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated trends in the mortgage loan industry and the company’s prospective new technology offerings and strategic partnerships including a planned new innovative equity product and advances to its SaaS innovation initiatives, as well as the anticipated or potential benefits of these efforts. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the Risk Factors contained in our Form 10-K filed April 15, 2025. Any forward-looking statement made by us in this presentation speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

investors@makeabeeline.com

Media Contact:

press@makeabeeline.com